LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made and entered into as of this 18th day of April, 2000 by and between Columbia Laboratories, Inc., a Delaware corporation having its principal place of business at 2875 N.E. 191 St., Suite 400, Aventura, Florida 33180 ("Licensor"), and Lil' Drug Store Products, Inc., an Iowa corporation with its principal place of business at 1201 Continental Place NE, Cedar Rapids, Iowa 52402 ("Licensee");

                                   WITNESSETH:

         WHEREAS, Licensor is the owner and has the right to grant licenses with respect to certain Technology, Patents and the Trademarks (as hereinafter defined); and

         WHEREAS, Licensor wishes to grant to Licensee an exclusive license to the Technology, Patents and the Trademarks for the manufacture, use and sale of the Products (as hereinafter defined) in the Territory (as hereinafter defined), and Licensee wishes to receive such a license, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows.

1. DEFINITIONS. As used in this Agreement, the following terms (except as otherwise expressly provided or unless the context otherwise requires) shall have the respective meanings set forth below (it being understood that the terms defined in this Agreement shall include the singular number in the plural, and the plural number in the singular):

         (a) "Affiliate" shall mean any corporation or other business entity that either directly or indirectly controls a party to this Agreement, is controlled by such party, or is under common control of such party. As used herein, the term "control" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

         (b) "cGMP" shall mean current good manufacturing practice regulations promulgated by the FDA and other regulatory agencies.

         (c) "Confidential Information" shall mean all information and/or technical data that is disclosed by one party hereto to the other party hereto pursuant to this


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                  Agreement, whether written or oral, that the disclosing party treats as confidential and identifies as such (by marking written information "Confidential" and if oral, by promptly reducing it to writing and marking it "Confidential"), other than (i) information known to the receiving party or its Affiliates prior to the disclosure of such information to such party, provided said prior knowledge is supportable by documentary evidence, (ii) information which at the time of the disclosure is generally known to the public, provided that such public knowledge does not result from any act or disclosure by the receiving party or one of its Affiliates in violation of the terms of this Agreement or of any other confidentiality obligation owed to the disclosing party, (iii) information that can be shown to be independently discovered, after the date hereof, by a party, or one of its Affiliates, without the aid, application or use of the disclosed information, or (iv) information obtained by the receiving party from a third party that is determined to be in lawful possession of such information, provided such third party is not in violation of any contractual or legal obligation to the disclosing party or one of its Affiliates with respect to such information.

         (d)      "Effective Date" shall mean the date May 5, 2000.

         (e) "Field" shall mean the present formulations of Vaporizer in a Bottle(R) brand cough and cold product, Advanced Formula Legatrin P.M.(R) brand sleep-aid analgesic and Legatrin GCM(R) brand nutritional, and their generic equivalents.

         (f) "Intellectual Property Rights" shall mean trade secrets, trademarks, trade names, logos, trade dress, graphics, designs, patents, copyrights or other proprietary rights used by Licensor in connection with the Products.

         (g) "Net Sales" shall mean the aggregate equivalent of gross sales received by Licensee, its Affiliates or sublicensees from or on account of the sale of the Products to non-affiliated third parties on which payments are due under this Agreement, less
                  (i) credits or allowances, if any, actually granted on account of cash or trade discounts, recalls, rebates, rejection or return of the Products previously sold, and (ii) excises, sales taxes, value added taxes, consumptions taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind). Net Sales shall not include any transfer between Licensee and any of its Affiliates or sublicensees for resale. No transfer of the Products for test or development purposes or as free samples shall be considered a sale

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                  hereunder for accounting and payment purposes. Net Sales shall be determined in accordance with generally accepted accounting principles ("GAAP").

         (h) "Patents" shall mean the patents filed in the Territory owned by the Licensor or its Affiliates or with respect to which Licensor or its Affiliates have the right to grant licenses in the Territory, the claims of which may be infringed, absent a license, by the manufacture, use or sale of the Products within the Territory, i.e. U.S. Patent No. 4,742,960.

         (i) "Products" shall mean the current formulations of Advanced Formula Legatrin P.M./Registered trademark/ brand sleep-aid analgesic, Legatrin GCM/Registered trademark/ brand nutritional, and Vaporizer in a Bottle/Registered trademark/ brand cough and cold product, and any and all improvements, reformulations or advances to the existing formulations.

         (j) "Technology" shall mean all pharmacological, toxicological, preclinical, clinical, technical and other information, data and analysis and know-how relating to the registration, manufacture, packaging, use, marketing and sale of the Products (including, without limitation, all words copyrighted by Licensor) and all proprietary rights relating thereto owned by Licensor or its Affiliates or to which Licensor or its Affiliates has rights so as to be able to license, whether prior to or after the Effective Date, and relating or pertaining to the Products.

         (k) "Territory" shall mean the United States of America and its territories.

         (l) "Trademarks" shall mean the United States trademarks "Advanced Formula Legatrin P.M." (Reg. No. 1,973,493), "Legatrin GCM" (Serial No. 75/793300), "Vaporizer in a Bottle" (Reg. No. 1,000,400), and any variations thereof.

         (m) "Unit" shall mean a single item package of any of the Products.

2.       GRANT OF LICENSE.

         (a) Licensor grants to Licensee, and Licensee accepts from Licensor, on the terms and conditions stated herein, an exclusive (even as to Licensor and Licensor's Affiliates) right and license, with the right to sublicense, under the Patents and Technology, only to manufacture, produce, market, distribute, use and sell the Products in the Territory; provided, however that Licensee will only

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                  sublicense the Products with Licensor's prior written
                  approval, which approval shall not be unreasonably withheld.

         (b) Licensor grants to Licensee, and Licensee accepts from Licensor, on the terms and conditions contained herein an exclusive right and license, with the right to sublicense, to use the Trademarks in the manufacture, distribution, advertising, marketing, use and sale of the Products (and any line extension to the Products as to which Licensee has obtained Licensor's prior written consent, not to be unreasonably withheld) only in the Territory. Neither Licensor or Licensee shall use, nor permit any of its Affiliates or other licensees to use, the Trademarks or any similar marks on any other product marketed, used or sold in the Territory without the prior written consent of the other party hereto. Licensee shall not use, nor permit any of its Affiliates or any other licensees to use, the Trademarks or any similar marks outside the Territory.

         (c) Licensee may at any time request from Licensor, and Licensor agrees to grant directly to any party in the Territory exclusive license rights consistent with those granted to Licensee herein. Accordingly, upon receipt of Licensee's request, Licensor shall enter into and sign a separate direct license agreement or agreements with the companies designated by Licensee in the request. All direct agreements shall be prepared by Licensee. In the absence or upon the expiration of laws and regulations to the contrary, the terms and conditions thereof shall not be less favorable to Licensor than those contained in this Agreement and shall be similar to the terms and conditions contained in this Agreement. Such licenses and agreements, and the party to whom they are granted, must be approved by Licensor, which approval shall not be unreasonably withheld.

         (d) To the extent reasonable and necessary for Licensee to fulfill its obligations hereunder, Licensor shall transfer or grant Licensee the rights to use Licensor's art work, customer lists, records, web-sites, contracts, advertising/media schedules in connection with the manufacturing, production, use or sale of the Products in the Territory.

                                       -4-

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3.       LICENSE FEES. In consideration of the license and other rights granted to Licensee hereunder, Licensee shall pay to Licensor twenty percent (20%) of the Net Sales of the Products during the term hereof, with such fees to be paid to Licensor within (thirty) 30 days after the end of the second month following the Effective Date, and thereafter on a monthly basis within thirty (30) days after the close of each month. Each payment of license fee shall be accompanied by documentation evidencing the Net Sales for the previous period.

4.       MANUFACTURE AND DISTRIBUTION.

         (a) Licensor shall assign all contracts or agreements with suppliers, wholesalers, manufacturers, distributors and retailers in connection with the manufacture, production, sale and distribution exclusively of the Products during the term hereof (including any open customer purchase orders), and Licensee shall assume responsibility for the same. In addition, Licensor shall transfer, assign or license to Licensee all necessary rights to the Products, Intellectual Property and Technology reasonably necessary for Licensee to assume such responsibility; provided, however, in no event shall Licensee be responsible for any royalty, license or other similar fees or payments to third parties required in connection with the rights to the Products, Intellectual Property or Technology. Licensor shall reasonably make available to Licensee all staff necessary to facilitate the transition of the manufacturing and production of the Products, with such staff to include, but not be limited to, the Director of Sales, the Vice President of Research and Development, the Corporate Controller, and the Chairman and CEO. The transition period is anticipated to last sixty (60) days. Licensee and Licensor each agree to use their commercially reasonable best efforts to facilitate the transition.

         (b) During the term of the Agreement, Licensor shall not sell or license for sale in the Territory any product in the Field. Licensor represents that as of the Effective Date it has not entered into any arrangement that would contravene the intentions of this paragraph.

         (c) As may be required for regulatory purposes, Licensee grants Licensor the right to refer to, and shall cause its contract supplier to grant to Licensor access to,

                                       -5-

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                  contract supplier's master file relating to the Products and undertakes to notify Licensor and provide Licensor with details of any changes to said master file or other filings by the contract supplier with the regulatory authorities relative to the Products. Licensee shall obtain Licensor's consent before it or its contract supplier makes any material change in any manufacturing process for the Products, which consent shall not be unreasonably withheld.

         (d) Upon reasonable prior written notice given by Licensor to Licensee, Licensee shall permit and shall cause its contract supplier to permit representatives of Licensor or designees of Licensor acceptable to Licensee and/or contract supplier, to inspect any manufacturing, quality control or testing facilities used by or in connection with the manufacture or testing of the Products and annual cGMP audits provided that such representatives or designees of Licensor shall conduct such inspections in a manner that shall reasonably cause the least possible interruption to Licensee's or the contract supplier's operations under the particular circumstances. Such inspection shall take place in a timely manner and shall be permitted to take place during any or all phases of manufacturing, quality control and testing, and shall provide for Licensee and/or the contract supplier's granting to Licensor access to information in its possession relevant to determining whether cGMP and Licensor's quality standards in effect as of the Effective Date are being met and are likely to be met with respect to manufacture of the Products.

         (e) Personnel of Licensor or Licensor's designee shall be entitled to witness the manufacturing of test batches, scale-up batches and full-size production batches.

         (f) All Products manufactured and supplied hereunder shall meet the quality control specifications and the specifications in the applicable regulatory filing through the expiration date stated on that Product package, as reasonably determined by Licensor. Such Products shall also not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended.

         (g) Licensor agrees that the manufacturers and manufacturing processes currently used by Licensor in the manufacture of the Products, if continued by Licensee, shall meet all of the requirements set out in this Section 4.

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         (h)      Licensee shall have the right to purchase from Licensor the
                  Product inventory (samples and Product prepared for sale) on an as needed basis for a six month period beginning after the Effective Date. The Product inventory to be purchased by Licensee shall be selected by Licensee in its sole discretion. Initially, Licensee intends to use Licensor's current outsource distribution partner, Redford Distributing in Redford, Michigan. Licensee shall be responsible for the distribution/shipping fees for inventory shipped out of the Redford facility; provided, however, if, within ninety (90) days after the Effective Date, Licensee elects to move the Product inventory to a Licensee designated warehouse for fulfillment, Licensor and Licensee shall each bear one-half (1/2) the costs of transportation of such Product inventory to such warehouse. The parties agree to work together in connection with the distribution and sale of such inventory because the inventory lists Licensor as the manufacturer. Licensee shall pay Licensor for the Product inventory purchased within the first two months after the Effective Date within thirty (30) days after the end of such second month following the Effective Date and thereafter on a monthly basis within thirty (30) days after the close of each month in which Licensee purchases Product inventory from Licensor.

5. RETURNS AND CUSTOMER COMMITMENTS. Licensor shall be responsible for any returns of Products sold and shipped by Licensor prior to the Effective Date ("Returns"). Licensee shall be entitled to a credit against the next license fees due hereunder for Returns as follows: (i) a credit equal to the gross margin (net wholesale price less cost of goods sold) on such Returns; or (ii) a credit equal to the amount of any refund paid by Licensee for any Returns of expired or damaged Products. Expired Products shall mean Units of (i) Legatrin P.M. that have twelve
         (12) months or less before their expiration date; (ii) Legatrin GCM that have eighteen (18) months or less before their expiration date; and (iii) Vaporizer in a Bottle that have less than twenty-four (24) months or less before their expiration date. Damaged Products shall include, but are not limited to, those Products with a retailer's inventory or pricing marking affixed. Notwithstanding the above, if Licensee sells any expired Product after receiving a credit for such returned Product, Licensee shall pay Licensor the Net Sales of such returned Product, less any out-of-pocket expenses incurred by Licensee in such sale.

         To the extent Licensee, in its reasonable judgment, is required to honor any documented customer commitment, Licensor will promptly reimburse Licensee for such commitment. Licensee shall provide Licensor with all necessary financial records to verify such commitment. A documented customer commitment shall mean any written documentation related to financial or non-financial customer or broker commitments made by Licensor related to the Products. Commitments may include customer or broker rebates, deductions, credits, allowances, promotional guarantees, bill backs and SPIFFS. Such documented customer commitments must clearly indicate that Licensor and/or its representatives agreed to such commitment. If a customer or broker commitment is undocumented, Licensee and Licensor agree to review such alleged commitment and, subject to Licensor's approval, which approval shall not be unreasonably withheld, Licensor will promptly reimburse Licensee for any commitment Licensee makes to honor such undocumented customer or broker commitment.

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6.       MARKETING.

         (a) Licensee will be responsible for actively marketing and selling the Products (Vaporizer in a Bottle/Registered trademark/ brand cough and cold product and Advanced Formula Legatrin P.M./Registered trademark/ brand sleep-aid analgesic only) in the Territory, which may include use of samples, national media marketing plans, coop advertising, trade shows, etc., and Licensor may, at its option, participate in or support such marketing efforts. Licensee will use reasonable efforts to market and sell Legatrin GCM/Registered trademark/ brand nutritional.

         (b) Licensee will timely provide quarterly sales and other marketing information useful to Licensor in monitoring sales progress.

         (c) Licensor shall notify Licensee prior to Licensor communicating with any regulatory authorities with respect to the Products. Licensee shall promptly disclose and refer to Licensor any regulatory action or inquiry concerning the Products.

         (d) Licensee will maintain a qualified, national sales force to sell/promote the Product.

7.       MAINTENANCE OF PATENTS AND TRADEMARKS.

         (a) Licensor and Licensee expressly acknowledge that Licensor does not intend to further develop the Patents, Trademarks or Technology for the Products. However, Licensor shall keep Licensee currently advised of the status of the Patents, the Trademarks and/or Technology. Licensor shall bear all costs for the maintenance of the Patents and Trademarks. If Licensor fails to carry out such obligations set forth in this Section 7, Licensee may, in its sole discretion, carry out such maintenance on Licensor's behalf and may set off such cost against amounts due to Licensor hereunder, provided that such action by Licensee is commercially reasonable.

         (b)      Trademark Use and Quality Control

                  (i) Licensee agrees to use the Trademarks in accordance with good customary trademark practice, and to avoid taking any action that would

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                           in any manner impair or detract from the value of the
                           Trademarks, or the goodwill and reputation of Licensor; provided, however, Licensee may modify and/or redesign the labels and other packaging of the Products with Licensor's prior written approval, which approval shall not be unreasonably withheld. Licensee acknowledges Licensor's ownership of the Trademarks and related goodwill.

                  (ii) Licensee agrees to use the Trademarks only in the form and manner and with appropriate legends as approved from time to time by Licensor, and not to use or allow use of any other trademark or service mark in combination with the Trademarks without the prior written approval of Licensor, provided that such approval shall be granted unless Licensor reasonably objects.

8. INFRINGEMENT OF PATENTS, TECHNOLOGY AND/OR TRADEMARKS.

         (a) Licensee and Licensor shall each promptly notify the other following the discovery of any alleged infringement or unauthorized use of the Patents, Technology and/or Trademarks that may come to their attention. Licensor shall promptly undertake, at Licensor's expense, commercially reasonable efforts to obtain a discontinuance of the infringement or unauthorized use and, if not successful, Licensor may, at its sole option, bring suit against such infringer.

         (b) If Licensor fails to obtain a discontinuance of such infringement and/or elects not to bring an infringement suit, then Licensor shall give notice in writing to Licensee within thirty (30) days of such failure or election and Licensee may, but is not required to, obtain a discontinuance of the alleged infringement or unauthorized use or bring an infringement suit; provided, that without the prior written consent of Licensor, Licensee shall not agree to any settlement with respect to such infringement or unauthorized use that compromises the value of the license granted hereunder. Any infringement suit by Licensee shall be in the name of Licensee, or in the name of Licensor, or jointly by both Licensee or Licensor, as may be required by the law of the forum or as may be reasonably requested by Licensor to protect its interests.

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                  Licensor shall execute such documentation as may be reasonably required by Licensee with respect to such suit.

         (c) It is understood and agreed that the party to this Agreement that institutes suit shall bear solely all costs and expenses in connection therewith and shall be entitled to recover all costs first and then the balance of any sums received, obtained, collected or recovered, whether by judgment, settlement or otherwise as a result of such suit, shall be paid to Licensor and/or Licensee to cover their respective damages, with any balance to be divided 50% to Licensee and 50% to Licensor; provided, however, that if a settlement by Licensee (with the prior written consent of Licensor to the extent required above) includes the granting by Licensee of rights hereunder to a third party, amounts received by Licensee from such settlement shall not be shared with Licensor and sales of the Products by such third party pursuant to such rights shall not be included in Net Sales. In addition, with respect to any suit for infringement or unauthorized use of the Patents, Technology and/or Trademarks, the party that did not institute suit shall render all reasonable assistance to the party that did institute suit at the latter's expense, including, but not limited to, executing all documents as may be reasonably requested by the party that did institute the suit. The party that did institute suit shall keep the other party informed of, and shall promptly consult with the other party regarding, the status of any such suit and shall provide the other party with copies of all pleadings filed in such suit.

9.       INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

         (a) Each party hereto shall notify the other promptly of the receipt of notice of any action, suit or claim alleging infringement by the Patents, the Technology, the Trademarks or the Products of any intellectual property rights of a third party.

         (b) In no event shall either party settle any such allegation of infringement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. If any such settlement requires Licensee to make royalty or other payments to a third party in order for Licensee to make, have made, use

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                  or sell or to continue making, having made, using or selling the Products in the Territory, Licensee shall be entitled to offset such amounts so paid to any third party against any amounts that may thereafter become due to Licensor under this Agreement.

10. CONFIDENTIALITY. Each party hereto shall hold all Confidential Information in confidence, use it only in connection with the performance of its obligations pursuant to this Agreement and use its diligent effects (consistent with those it uses to safeguard its own confidential information) to safeguard Confidential Information and to prevent the unauthorized use or disclosure of any Confidential Information. Each party hereto shall ensure that its Affiliates or employees who have access to any Confidential Information shall be made aware of and subject to these obligations. The receiving party may disclose Confidential Information to regulatory authorities for the purpose of seeking marketing approval of the Products pursuant to this Agreement and may also disclose Confidential Information to individuals who have a need to know to effectuate the development and commercialization of the Products pursuant to this Agreement, provided such individual is bound by a confidentiality obligation comparable to the obligation set forth in this Section 10. The obligations of the parties hereto under this Section 10 shall survive the expiration or termination of this Agreement.

11.      REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION.

         (a) Licensor hereby represents, warrants and covenants the following:

                  (i) Licensor is a corporation duly organized, existing and in good standing under the laws of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                  (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Licensor is a party, or Licensor's articles of incorporation or bylaws.

                  (iii) All manufacturing, production, marketing and sales agreements that are assigned hereby related to the Products, are assignable to Licensee.

                  (iv) This Agreement has been duly executed and delivered by Licensor and is a legal, valid and

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                           binding obligation enforceable against Licensor in
                           accordance with its terms.

                  (v) Licensor shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

                  (vi) As of the Effective Date, Licensor knows of no issued or pending patents, trademarks or patent or trademark applications relating to the Products that would prevent Licensee from using or selling the Products in the Territory.

                  (vii) As of the Effective Date, there are no outstanding, pending or threatened product liability or breach of warranty or other similar claims, actions, suits, demands, investigations, arbitrations, administrative or other proceedings, or orders, injunctions, judgments or decrees of any court or government agency in connection with the Products in the Territory.

                  (viii) As of the Effective Date, there are no outstanding, pending or threatened violations, notice of noncompliance, warning letters, orders, injunctions, judgments or decrees of any court or government agency, investigations, claims, actions, suits, demands, administrative or other proceedings that have resulted or might result in the revocation, suspension or modification of any regulatory approval for the Products in the Territory.

                  (ix) Licensor ceased, as of March 13, 2000, all further sales of the Products to Quality King.

                  (x) Licensor has conducted the sales of the Products consistent with its past practices and in the ordinary course of business from January 1, 2000 through the Effective Date.

                  (xi) All contracts relating to the Products, the Intellectual Property Rights and the Technology, as they relate exclusively to the Products, including all manufacturing, production, marketing and sales agreements related thereto, are assignable to Licensee.

                  (xii) All historical sales, costs of goods sold and operating expenses in connection with the Products are substantially accurate and properly classified on Licensor's financial statements and on any other written information provided by Licensor to Licensee in connection with this Agreement.

         (b) Licensee hereby represents, warrants and covenants the following:

                  (i) Licensee is a corporation duly organized, existing and in good standing under the laws of the State of Iowa, U.S.A., with full right, power and authority to enter into and perform this Agreement.

                  (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Licensee is a party, or Licensee's articles of organization or bylaws.

                  (iii) This Agreement has been duly executed and delivered by Licensee and is a legal, valid and binding obligation enforceable against Licensee in accordance with its terms.

                  (iv) Licensee shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

         (c)      Indemnification.

                  (i) Licensor agrees to indemnify and hold harmless Licensee, its Affiliates and sublicensees and their respective employees, agents, officers and directors from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Licensee, its Affiliates or sublicensees arising out of or in connection with any (A) breach by Licensor of any representation, warranty, covenant or obligation hereunder, (B) act or omission on the part of

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                           Licensor or any of its employees or agents in the
                           performance of this Agreement, (C) claim or demand of any kind or injury to a person or property arising from Licensor's or its contractor manufacturer's manufacturing, packaging or labeling of the Products; provided, that this indemnification shall not apply to the extent that such claim or demand has resulted from changes in such manufacturing, packaging or labeling conducted by or at the direction of Licensee after Closing, and (D) payments, commissions or fees of any kind due to consultants or brokers retained by Licensor relating to the Products.

                  (ii) Licensee agrees to indemnify and hold harmless Licensor and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Licensor or its Affiliates arising out of or in connection with any (A) breach by Licensee of any representation, warranty, covenant or obligation hereunder, (B) claim or demand of any kind for injury to person or property arising from Licensee's, its Affiliates' or sublicensee's manufacture, marketing, distribution and sale of the Products, provided, that this indemnification shall not apply to the extent such claim or demand has resulted from any negligent act or omission with respect to such Products by Licensor, its Affiliates, their employees, agents or contract manufacturers,
                           (C) act or omission on the part of Licensee or any of its employees or agents in the performance of this Agreement, (D) third party claims alleging infringement of such third parties' intellectual property rights as a result of the advertisement, promotion or marketing materials created by or at the direction of Licensee, its Affiliates or sublicensees and used in connection with the sale of the Products hereunder, and (E) payments, commissions or fees of any kind due to consultants or brokers retained by Licensee relating to the Products.

                  (iii) A party seeking indemnification under this paragraph 11(c) (the "Indemnified Party") must give prompt written notice thereof to the other party (the "Indemnifying Party"). The Indemnifying Party shall have the right to defend any such claim or demand subject to the right of the Indemnified Party to participate with counsel of its choice in such defense, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such compromise, settlement or defense, including, without limitation, by making available all pertinent information and personnel under its control to the Indemnifying Party. The Indemnifying Party will not compromise or settle any claim or demand (other than, after consultation with Indemnified Party, a claim or demand to be settled by the payment of money damages and/or the granting of releases) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (iv) Each party shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including Products/Completed Operations, Contractual and Broad Form Property Damage covering its indemnification obligations hereunder with a minimum limit of Ten Million Dollars ($10,000,000) per annum combined single limit for Bodily Injury and Property Damage, to be increased as appropriate, consistent with prudent business practices prevailing in the business. Promptly after execution and delivery of this Agreement, each party shall furnish a certificate of insurance to the other party evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without at least thirty (30) days prior notice to the other party.

12. TERM OF LICENSE. Except as otherwise provided for herein, the term of the Agreement shall be for five (5) years from the Effective Date, and shall automatically renew for additional five (5) year periods unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the then current term.

13.      TERMINATION.

         (a) This Agreement may be terminated upon the mutual written agreement of the parties.

         (b) Either party may terminate this Agreement forthwith by written notice to the other, if the other party commits a material breach of any part of this Agreement and such breach has not been remedied by the breaching party within sixty (60) days after written notice of such breach has been given by the other party. If the breach cannot be remedied within sixty
                  (60) days, the breaching party may submit a plan within this sixty (60) day period, reasonably acceptable to the other party, outlining the steps that it intends taking to cure the breach and then must cure the breach in accordance with the terms of such plan or be subject to an action by the other party for termination of this Agreement pursuant to this paragraph 13(b) for breach of such plan.

         (c) This Agreement may also be terminated by written notice of one party, if the other party shall be involved in financial difficulties as evidenced:

                  (i) by its commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such voluntary case; or

                  (ii) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or

                  (iii) by its seeking relief as a debtor under any applicable law of jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                  (iv) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or during or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                  (v) by its making an assignment for the benefit of, or entering into a composition with its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

         (d)      Licensee may terminate this Agreement at any time with ninety
                  (90) days written notice to Licensor if the Products are not a commercial success, as determined by Licensee in its sole discretion, or for reasons of safety or efficacy of the Products.

         (e)      Licensor may terminate this Agreement at any time with ninety
                  (90) days written notice to Licensee if Licensee fails to meet its marketing obligations set out in Section 6 above.

         (f) The failure by a party to exercise its rights to terminate this Agreement pursuant to this Section 13 in the event of any occurrence giving rise thereto shall not constitute a waiver of such rights in the event of any subsequent occurrence.

         (g) Termination of this Agreement shall not release either party from its obligations accrued prior to the effective date of termination nor deprive either party from any rights that this Agreement provides shall survive termination.

14. OPTION. Licensor hereby grants Licensee an option to purchase any or all of the applicable Intellectual Property Rights and Technology related exclusively to the Products at any time during the term hereof upon ninety (90) days written notice to Licensor. The purchase price for such Intellectual Property Rights and Technology shall be an amount equal to one times the average annual Net Sales of such Products from 1999 until the date Licensor exercises the option; provided, however, such purchase price shall not be less than the average annual Net Sales of such Products in 1999. The purchase of such Intellectual Property Rights and Technology shall include, at no additional cost or expense, any necessary license of the Technology or Patents or Intellectual Property Rights from third parties. The closing, which closing shall be established by Licensor and Licensee, shall be no later than one hundred twenty (120) days after Licensor receives Licensee's written notice of its election to exercise the option to purchase such Intellectual Property Rights and Technology.

         In addition, Licensor hereby grants Licensee a right of first refusal to purchase or license the Products in other territories as such purchases or licenses may become available.

15. PUBLICITY. The parties hereto shall coordinate the preparation and issuance of any public announcement of Agreement. Any such announcement shall comply with relevant Securities and Exchange Commission requirements and shall take into account any reasonable concern regarding the trade. The wording of such announcement shall be agreed upon by the parties before release.

16. AUDITS. Licensee shall keep accurate records of all Product sales and other relevant data concerning the Products for a period of two (2) years following the year in which such records were created, and Licensee shall provide Licensor quarterly reports thereof thirty (30) days after the end of the applicable calendar quarter. Such reports shall state the number of Units of Product sold by Licensee, its Affiliates or sublicensees, if any, during the applicable quarter, as well as the number of free samples of the Products distributed, any Product returns made during such calendar quarter, together with an accounting of Net Sales with respect to such calendar quarter. Once a year, upon reasonable notice, at times mutually agreed upon and during business hours, Licensor, at Licensor's cost, may have the accounts of Licensee, its Affiliates or sublicensees for the preceding two (2) calendar years relating to the Products reviewed by independent certified public accountants appointed by Licensor and reasonably approved by Licensee, solely in order to verify amounts due under this Agreement. Licensor and Licensee shall mutually determine a general strategy for such audit in advance of its conduct. Said accountant shall not disclose to Licensor any information except that which should properly be contained in a quarterly report required under this Agreement. Licensee shall promptly pay any underpayment evidenced by such audit, and Licensor shall promptly refund any overpayment evidenced by such audit. If such an audit evidences an underpayment of more than five percent (5%) with respect to the amounts actually paid, Licensee shall promptly pay such underpayment to Licensor with interest at the prime rate as set by Citibank, from the time when such underpayment accrued, and shall reimburse Licensor for the reasonable costs and expenses (including fees) of such audit.

17.      ARBITRATION.

         (a) ARBITRATION. In the event of any dispute (a "Dispute") between the parties hereto subsequent to the Effective Date with respect to the breach, interpretation or enforcement of this Agreement, such dispute shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Notwithstanding the foregoing, the parties intend to depart from the AAA commercial arbitration rules to the extent any of the following provisions conflict with such rules.

         (b) PANEL. Any arbitration shall take place before a panel of three (3) arbitrators (the "Panel"). The Panel shall be selected in accordance with the AAA's procedures for selecting an arbitration Panel, provided, that the Panel shall include one certified public accountant and one transactional lawyer, each of whom shall have had at least ten (10) years experience in his or her respective field, and at least three (3) years of arbitration experience. If any arbitrator on the Panel neglects or refuses to act or is or becomes incapable of acting, or dies before the Panel shall have made its award, and the parties fail to agree or concur in the appointment of another arbitrator, either party may serve on the other a notice in writing requiring him to agree and concur in the appointment of another arbitrator, and if such appointment is not made within twenty (20) days from the service of said notice, then the remaining arbitrators shall have power on the request in writing of either party to appoint another arbitrator who shall have the like authority to act in the arbitration and make an award and the like powers in all respects as if he had been appointed by the parties.

         (c) BINDING EFFECT. Each of the parties agrees that the decision of the Panel shall be final and binding on the parties hereto and, provided diversity or other federal jurisdiction exists, the parties hereby consent to the entry of final judgment thereon in the United States District Court for the Southern District of New York, and to the issuance of execution on the judgment. The award may be appealed only to the court in which judgment on the award is required to be entered and only to the extent the award contains material errors of applicable law, is arbitrary or capricious, or was fraudulently obtained. If the parties cannot meet the applicable requirements for federal jurisdiction, the parties agree to the entry of judgment in the State Court of New York, and to the issuance of execution on such judgment. The parties hereto hereby consent to the jurisdiction of such court (i.e., such federal court, or, in the event federal jurisdiction does not exist, such state court) in reference to any matter arising out of the arbitration or this Agreement including but not limited to confirmation of any arbitration award and enforcement thereof by entry of judgment thereon or by any other legal remedy. As to any Dispute which under the terms hereof is made subject to arbitration, no suit at law or in equity based on such Dispute shall be instituted by either party hereto other than to enforce the award of the Panel. If any controversy shall arise after the award as to whether the award or any part thereof has been complied with, such controversy shall be determined by the same Panel.

         (d) EVIDENCE. The Panel shall not be bound by strict rules of evidence and may give such right to evidence as may seem right and proper to it. The Panel shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Panel at the pre- hearing conference. The scope and duration of discovery will be within the sole discretion of the Panel. Unresolved discovery disputes may be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair of the panel. The Panel shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. The arbitration shall be conducted in New York, New York. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Panel shall determine the rights and obligations of the parties according to the substantive and procedural laws of New York and the terms and provisions of this Agreement. The Panel's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable, subject to the express provisions of this Agreement. The Panel shall have power to award and direct that the parties or any of them shall execute such releases, conveyances, assurances, and do things as the Panel shall think fit and such releases, conveyances, assurances and things shall be executed and done accordingly. The Panel shall have the authority to proceed ex parte in case of the nonattendance of either of the parties or of their witnesses after thirty (30) days prior notice in writing by the Panel given to the parties respectively or their respective attorneys or agents notifying the time and place of meeting to proceed with the reference. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration.

         (e) WAIVER OF CONSEQUENTIAL DAMAGES. The Panel shall have no authority to award consequential damages, punitive damages, and all other damages not measured by the prevailing party's actual damages, and each party hereby waives all claims to same. The Panel may not in any event make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. Liabilities for taxes are direct damages.

         (f) DISCLOSURE. Except to the extent disclosure, filing, reporting or announcement thereof is required by law, including by any rules or regulations of any applicable governmental, regulatory or stock exchange agency or authority, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties, except to the extent that the recordation of a final judgment causes such matters to become public.

18. RIGHT OF FIRST OFFER AND REFUSAL. If at any time during the term of this Agreement, Licensor desires to market, sell or distribute in the Territory any over-the- counter product closely related to the Field, then Licensor shall provide Licensee the right of first offer and refusal to present a proposal to Licensor to market and distribute any such product on an exclusive basis within the Territory.

19. NOTICES. All notices required hereunder shall be in writing and shall be deemed to be properly given if sent by air courier to the party to be notified at the address set forth on page 1 hereof, or at such other latest address as either party may hereafter designate in writing to the other; provided that a copy of each notice to be sent to Licensor hereunder shall also be sent by the same means to William J. Bologna, Chairman of the Board, Columbia Laboratories, Inc., 2875 N.E. 191 St., Suite 400,

         Aventura, Florida 33180; and further provided that a copy of each notice set to Licensee hereunder shall also be sent by the same means to Chris DeWolf, 1201 Continental Place NE, Cedar Rapids, Iowa 52402. The date of service of any notice to sent by air courier shall be the date of receipt.

20. TAX. All taxes levied on account of any payments accruing under this Agreement that constitute income to Licensor, shall be the obligation of Licensor, and if provision is made in law or regulation for withholding, such tax shall be deducted from any payment then due, paid to the proper taxing authority, and receipt for payment of the tax secured and promptly sent to Licensor.

21. INDEPENDENT CONTRACTORS. The relationship of the parties under this Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other and neither is authorized to take any action binding upon the other.

22. ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the Schedules hereto, contains the entire understanding between the parties hereto relating to the subject matter hereof, there being no terms and conditions other than those set forth herein, and it supersedes all prior agreements, written or oral, between the parties hereto with respect to the matters covered hereunder. This Agreement may not be modified, altered or otherwise changed other than by an instrument in writing, duly executed by each of the parties hereto.

23. SEVERABILITY. If any provision of this Agreement should be or becomes fully or partly invalid or unenforceable for any reason whatsoever or should be adjudged to violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is deemed to be deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included herein; provided, however, that this Agreement is not rendered fundamentally different in its content or effect.

24. EFFECT OF HEADINGS. The headings for the sections and paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

25. CHOICE OF LAW. This Agreement and performance hereof shall be construed and governed by the laws of the State of New York and of the United States. Any dispute, controversy, claim or difference arising between the parties out of, relating to, or in connection with this Agreement shall be submitted to the jurisdiction of the courts sitting in the State of Iowa or the State of New York, at the option of the party filing such action.

26. NO WAIVER. No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence in the event giving rise to such right or remedy.

27. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

28. FURTHER ASSURANCES. Licensor and Licensee each agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions contemplated hereby.

29. BANKRUPTCY. All Trademark, Patent and Technology rights and licenses granted to the Products under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of
         Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Bankruptcy Code. The parties hereto agree that so long as Licensee, as a licensee of such rights under this Agreement, makes all payments to Licensor required under this Agreement, Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, if any proceeding shall be instituted by or against Licensor seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for its or any substantial part of its property or appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take an action to authorize any of the foregoing actions, Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiment of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Licensee (i) upon any such commencement of a bankruptcy proceeding upon written requires therefor by Licensee, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor, upon written request therefor by Licensee. In addition the parties agree that in such event the intellectual property delivered to Licensee shall include all Technology necessary or useful to give Licensee the capability of manufacturing the Products and such Technology shall be delivered to Licensee in such a way as to communicate it to Licensee promptly, effectively and economically.

30. FORCE MAJEURE. No failure or omission by a party hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, the following, which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: acts of God, acts or omissions of any government, any rules, regulations, or orders issued by any governmental authority or any officer, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, war, rebellion, insurrection, riot, invasion, strikes, lockouts; provided however, that the party so affected shall promptly advise the other party of the existence of such causes of nonperformance, shall use its best efforts to avoid or remove such causes of nonperformance and shall continue hereunder wit the utmost dispatch whenever such causes are removed.

31. PERFORMANCE BY AFFILIATES. The parties agree that certain of their rights and obligations under this Agreement may not be carried out by one or more of their Affiliates; provided, however, that each party shall remain responsible for the acts and omission of its Affiliates. The parties further understand and agree that no such Affiliate is a party to this Agreement, and, except as contemplated by this Agreement, is not the agent of such party for purposes hereof, is not authorized to bind such party and cannot enter into amendments to this Agreement, which can only be made in accordance with the terms of Section 22 hereof.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

COLUMBIA LABORATORIES, INC.                   LIL' DRUG STORE PRODUCTS, INC.

By:/S/ WILLIAM J. BOLOGNA                     By:/S/ DENNIS L. OLDORF
   ----------------------                        --------------------
   William J. Bologna, Chairman of               Dennis L. Oldorf, Chairman of
                         the Board                                   the Board